PDI Reports 2007 Third Quarter and Nine Month Financial Results
Conference Call Begins Today at 4:30 p.m. EST

SADDLE RIVER, N.J. (November 8, 2007) - PDI, Inc. (NASDAQ: PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three and nine months ended September 30, 2007, and provided an update on progress in achieving its strategic growth initiatives.

Summary results from continuing operations:
	For the three-month period			For the nine-month period
	ended September 30 *			ended September 30 *
			$			$
	2007	2006	Change	2007	2006	Change
Revenue, net	$24.0	$51.3	$(27.3)	$84.6	$183.4	$(98.8)
Gross profit	$5.8	$12.4	$(6.6)	$21.9	$43.1	$(21.2)
Operating expense	$11.0	$13.0	$(2.0)	$33.3	$36.1	$(2.8)
Operating (loss) income	$(5.3)	(0.6)	$(4.7)	$(11.4)	$6.9	$(18.3)
Other income	$1.5	$1.3	$0.2	$4.4	$3.5	$0.9
(Loss) income from continuing operations	$(4.1)	$0.4	$(4.5)	$(8.5)	$6.5	$(15.0)

Diluted (loss) income per share
from continuing operations	$(0.29)	$0.03	$(0.32)	$(0.61)	$0.47	$(1.08)

Financial Overview - Continuing Operations

Revenue - Lower net revenue in the third quarter and first nine months of 2007 compared with prior-year periods is almost entirely attributable to the winding down of certain significant contracts in the Performance Sales Teams business unit of the Sales Services segment, partially offset by new contract wins in 2007. Revenue in the Marketing Services segment is somewhat lower due to lower than expected sales and timing of delivery of projects in our Pharmakon business as well as certain market research projects placed on hold or cancelled by customers in our TVG business, reflecting an overall weakened market and negative clinical news impacting certain of our customers.

Gross profit - The decrease in gross profit was directly attributable to lower net revenue.

Operating expenses - Total operating expenses were lower in the third quarter and first nine months of 2007 compared with prior-year periods due to the Company’s ongoing cost-reduction initiatives.

Income (loss) from continuing operations - The loss from continuing operations for the third quarter and nine months of 2007 compared with income from continuing operations for the comparable prior-year periods is due primarily to the winding down of certain significant contracts in the Performance Teams business unit of the Sales Services segment and fewer projects in the Marketing Services segment. Third quarter and nine month operating income benefited by $0.3 million from net recoveries of claims and settlements.

Liquidity and cash flow - Cash, cash equivalents and short-term investments as of September 30, 2007 were $117.2 million, an increase of $2.5 million compared with $114.7 million as of December 31, 2006. The increase in cash was primarily attributable to a reduction in working capital. The Company had no commercial debt as of September 30, 2007 or December 31, 2006.

Commentary

Michael Marquard, chief executive officer of PDI, said, “As previously communicated, revenue was lower both on a year-over-year and sequential quarter basis, as this was the first quarter in which we were no longer realizing revenue from contracts that expired earlier this year and late in 2006. Therefore, the third quarter, which includes 2007 new sales force contract wins, is reflective of our current revenue run rate. These new contract wins, with an annualized value of approximately $40 million, are indicative of the excellent services we provide. All were competitive wins in the face of industry reduction in internal sales and marketing expenses. We believe that the majority of the contracts represented in our current run rate will be a source of recurring revenue in 2008 and we are confident in our ability to win new business going forward.

“The acceptance of our new PDI ON DEMAND flexible services introduced this year is validating our approach to addressing the changes occurring in the pharmaceutical marketplace. These service offerings are designed to support our pharmaceutical company customers in achieving their objectives by providing greater efficiency and flexible sales options. As previously announced, during the third quarter we launched our Pulsing Teams Services and quickly won a six-month pulsing team contract with a well-known U.S. specialty pharmaceutical company. In addition, we are pleased to announce that we have entered into an agreement to provide full time/flex time and vacancy coverage sales force services to another mid-size pharmaceutical company just this week. This contract has a base value of $2.0 million. As we have stated, and as our strategic plan reflects, as the industry evolves to more efficient sales models, we believe that demand for our contract sales services will expand. Further, we remain vigilant in managing our expenses while maintaining our ability to preserve our infrastructure to deliver flawless execution of our services,” Mr. Marquard concluded.

Conference Call

PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions. The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 634-8407 from outside the U.S. A telephone replay will be available from 6:30 p.m. Eastern time on November 8, 2007 through 11:59 p.m. Eastern Time on November 10, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 22985412

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing and commercialization expertise.

PDI operates in two areas, Sales Services and Marketing Services. Our Sales Services include Performance Sales Teams™, which are dedicated teams for specific customers; Select Access™, our targeted sales solution that leverages an existing infrastructure; and PDI ON DEMAND, innovative sales services that provide rapid, customized sales force solutions tailored to meet local, regional and seasonal needs. Our Marketing Services include marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high-quality provider of continuing medical education through Vital Issues in Medicine (VIM®), located in Dresher, PA. PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its customers. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry's highest-quality employees. For more information, please visit the Company's website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, the loss of our or our customers' intellectual property rights, our ability or inability to secure new business to offset the recent loss of customer contracts and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigation, PDI's ability to implement its current and future business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2006, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue, net	$23,969	$51,317	$84,555	$183,412
Cost of services	18,203	38,914	62,664	140,347
Gross profit	5,766	12,403	21,891	43,065

Compensation expense	5,861	7,589	18,287	21,216
Other selling, general and administrative expenses	5,155	5,425	14,985	14,918
Total operating expenses	11,016	13,014	33,272	36,134

Operating (loss) income	(5,250)	(611)	(11,381)	6,931

Other income, net	1,488	1,304	4,425	3,495
(Loss) income before income tax	(3,762)	693	(6,956)	10,426
Provision for income tax	295	284	1,499	3,888

(Loss) income from continuing operations	(4,057)	409	(8,455)	6,538

Income from discontinued operations, net of tax	-	54	-	441

Net (loss) income	$(4,057)	$463	$(8,455)	$6,979

(Loss) income per share of common stock:
Basic:
Continuing operations	$(0.29)	$0.03	$(0.61)	$0.47
Discontinued operations	-	0.00	-	0.03
	$(0.29)	$0.03	$(0.61)	$0.50
Diluted:
Continuing operations	$(0.29)	$0.03	$(0.61)	$0.47
Discontinued operations	-	0.00	-	0.03
	$(0.29)	$0.03	$(0.61)	$0.50

Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,956	13,871	13,932	13,851
Diluted	13,956	13,987	13,932	13,968

Selected Balance Sheet Data
(in thousands)
	September 30,	December 31,
	2007	2006
	(unaudited)

Cash and short-term investments	$117,205	$114,684

Working capital	108,359	112,186

Total assets	179,429	201,636

Total liabilities	37,971	52,439

Total stockholders' equity	141,458	149,197

CONTACT: PDI, Inc.
Jeffrey Smith, Chief Financial Officer
201-258-8451
JESmith@pdi-inc.com
www.pdi-inc.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com
Bruce Voss, 310-691-7100
bvoss@lhai.com

SOURCE: PDI, Inc.